Exhibit 10.9
Western Digital Corporation
Summary of Compensation Arrangements
for
Named Executive Officers and Directors
NAMED EXECUTIVE OFFICERS
     Base Salaries. The current annual base salaries for the current executive officers of Western Digital Corporation (the “Company”) who were named in the Summary Compensation Table in the Company’s Proxy Statement that was filed with the Securities and Exchange Commission in connection with the Company’s 2007 Annual Meeting of Stockholders (the “Named Executive Officers”) are as follows:

Named Executive Officer	Title	Current Base Salary
John F. Coyne	President and Chief Executive Officer	$800,000
Timothy M. Leyden	Executive Vice President and Chief Financial Officer	$450,000
Raymond M. Bukaty	Senior Vice President, Administration, General Counsel and Secretary	$400,000
Hossein Moghadam	Senior Vice President, Chief Technology Officer	$400,000
     Semi-Annual Bonuses. Under the Company’s Incentive Compensation Plan (the “ICP”), the Named Executive Officers are also eligible to receive semi-annual cash bonus awards that are determined based on the Company’s achievement of performance goals pre-established by the Compensation Committee of the Company’s Board of Directors as well as other discretionary factors. The ICP, including the performance goals established by the Compensation Committee for the first half of fiscal 2008, are further described in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2007, which is incorporated herein by reference. The target bonus percentages for the Named Executive Officers under the ICP currently range from 75% to 125% of each Named Executive Officer’s semi-annual base salary.
     Additional Compensation. The Named Executive Officers are also entitled to participate in various Company plans, and are subject to other written agreements, in each case as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission. In addition, the Named Executive Officers may be eligible to receive perquisites and other personal benefits as disclosed in the Company’s Proxy Statement that was filed with the Securities and Exchange Commission in connection with the Company’s 2007 Annual Meeting of Stockholders.
DIRECTORS
     Annual Retainer and Committee Retainer Fees.  The following table sets forth the current annual retainer and committee membership fees payable to each of the Company’s non-

employee directors:

Retainer Fees
(Effective After
Type of Fee	January 1, 2007)
Annual Retainer	$75,000
Lead Independent Director Retainer	$20,000
Non-Executive Chairman of Board Retainer	$100,000
Additional Committee Retainers
• Audit Committee	$10,000
• Compensation Committee	$5,000
• Governance Committee	$2,500
Additional Committee Chairman Retainers
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Governance Committee	$7,500
     The retainer fee to the Company’s lead independent director referred to above is paid only if the Chairman of the Board is an employee of the Company. The annual retainer fees are generally paid on January 1 of each year, except that the retainer to the Chairman of the Board or to the lead independent director is paid in equal installments at the beginning of each calendar quarter.
     The Company also reimburses all non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting; however, since November 2005, non-employee directors no longer receive a separate fee for each Board of Directors or committee meeting they attend. Mr. Coyne, who is an employee of the Company, does not receive any compensation for his service on the Board or any Board committee.
     Additional Director Compensation. The Company’s non-employee directors are also entitled to participate in various other Company plans as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission.